FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti / Jonathan Doorley
Sard Verbinnen & Co
212-687-8080

VECTOR PRICES OFFERING OF VARIABLE INTEREST CONVERTIBLE SENIOR NOTES

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Miami, FL, March 19, 2014 - Vector Group Ltd. (NYSE: VGR) (“Vector” or the “Company”) announced today that it has priced $225.0 million aggregate principal amount (or up to an aggregate of $258.8 million aggregate principal amount if the underwriter of such offering exercises its over-allotment option in full) of its Variable Interest Convertible Senior Notes due 2020 (the “Notes”) in a registered public offering (the “Notes Offering”). The Company expects to close the Notes Offering on March 24, 2014, subject to satisfaction of customary closing conditions.

The Notes will be Vector’s senior unsecured obligations and will bear cash interest at a rate of 1.75% per year (the “Fixed Interest”), with an additional cash payment equal to the amount of cash dividends per share actually paid by the Company on its common stock during the prior three-month period ending on the record date for such interest payment multiplied by the applicable conversion rate on such record date (the “Dividend Pass-Through Payment” and, together with the Fixed Interest, the “Total Interest”). Notwithstanding the foregoing, however, (A) the amount payable on each interest payment date, other than the initial interest payment date, shall be the higher of (a) the Total Interest and (b) an amount reflecting an annual interest rate of 5.50% per year (the “Floor Interest Rate”) and (B) the initial interest payment shall be based solely on the Floor Interest Rate. Interest is payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on April 15, 2014. The Notes will mature on April 15, 2020, unless earlier repurchased, redeemed or converted in accordance with their terms. The Notes will be convertible at any time prior to the close of business on the business day immediately preceding the maturity date into shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), and cash in lieu of fractional shares of Common Stock. The initial conversion rate for the Notes will be 36.8155 shares of Common Stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $27.16 per share of Common Stock), subject to customary adjustments.

The Company intends to use the net proceeds received from the Notes Offering for general corporate purposes, including for additional investments in real estate through its wholly owned subsidiary, New Valley LLC, and in its existing tobacco business. The Company may also consider using a portion of the proceeds of the Notes Offering to address upcoming debt maturities.

Jefferies will act as underwriter for the Notes Offering. The Notes Offering may be made only by means of a prospectus supplement and an accompanying prospectus. Copies of the prospectus supplement and the accompanying prospectus relating to the Notes Offering may be obtained from Jefferies LLC, Attention: “Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by email at Prospectus_Department@Jefferies.com, or by telephone at (877) 547-6340.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes, the Common Stock or any other securities, nor will there be any sale of the Notes, the Common Stock or any other securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.

All information set forth in this press release is as of March 19, 2014. Vector does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others, Vector’s ability to successfully complete the proposed Notes Offering. Information about certain other potential factors that could affect Vector’s business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included from time to time in Vector’s filings with the SEC, including Part I, Item 1A “Risk Factors” of Vector’s Annual Report on Form 10-K for the year ended December 31, 2013.

Vector has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Vector has filed with the SEC for more complete information about Vector and these offerings. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.

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Vector Group is a holding company that indirectly owns Liggett Group LLC, Vector Tobacco Inc. and ZOOM E-Cigs LLC and directly owns New Valley LLC, which owns a controlling interest in Douglas Elliman Realty, LLC.